Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Frank Constantinople – SVP, Investor Relations

Tel: +1-203-504-1063

fconstantinople@aircastle.com

The IGB Group

Leon Berman

Tel: +1-212-477-8438

lberman@igbir.com

Aircastle Announces First Quarter 2016 Results

$1 Billion in New Liquidity; Growing Investment Activity

Second Quarter 2016 Dividend of $0.24 per Common Share

Key Financial Metrics

•	Total revenues were $183.7 million for the first quarter of 2016

•	Total lease rental and finance lease revenues were $183.1 million

•	Net income was $36.3 million, or $0.46 per diluted common share

•	Adjusted net income was $44.1 million, or $0.56 per diluted common share

•	Adjusted EBITDA was $183.9 million for the first quarter

•	Cash ROE was 15.2%; net cash interest margin was 8.8%

First Quarter 2016 Highlights

•	Secured nearly $700 million in new unsecured financing

•	Sold twelve aircraft for more than $300 million and a gain of $12.8 million

•	Closed or committed to acquire 29 aircraft this year for more than $850 million

•	Grew our joint venture with Ontario Teachers’ Pension Plan and established a new investment vehicle with IBJ Leasing of Japan

•	Repurchased over 1.6 million shares during the first quarter for $31.1 million

•	Declared our 40th consecutive quarterly dividend

Stamford, CT. May 4, 2016 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported first quarter 2016 net income of $36.3 million, or $0.46 per diluted common share and adjusted net income of $44.1 million, or $0.56 per diluted common share. The first quarter results included total lease rental and finance lease revenues of $183.1 million, an increase of 2%, versus $178.8 million in the first quarter of 2015.

Note: Non-GAAP items reconciled in the Appendix.

Commenting on the results, Ron Wainshal, Aircastle’s CEO, stated “Aircastle raised more than $1 billion in liquidity since the start of the year, putting the Company in an excellent position to capture attractive new investments. By not having our capital tied up in long-term commitments, we are able to seize upon good buying opportunities such as we are seeing in the market presently. We closed or have line of sight to more than $850 million in acquisitions for 2016 so far, and I’m optimistic about increasing this amount substantially.”

Mr. Wainshal continued, “At the same time, Aircastle continued to deliver strong financial and operational results, with solid earnings and cash ROE during the first quarter. Fleet utilization during the period was nearly 100% and we continued to make progress on de-risking the business and improving our portfolio. Finally, we’re realizing tangible benefits from our strong relationship with our largest shareholder, Marubeni, both in the financial markets and through a new leasing joint venture.”

Financial Results

(in thousands, except share data)	Three Months Ended March 31,
	2016	2015
Total Lease Rental and Finance Lease Revenues	$183,067	$178,753
Total Revenues	$183,665	$194,296
Adjusted EBITDA	$183,879	$190,214
Net income	$36,262	$43,269
Per common share - Diluted	$0.46	$0.53
Adjusted net income	$44,091	$50,457
Per common share - Diluted	$0.56	$0.62

First Quarter Results

Total revenues were $183.7 million, a decrease of $10.6 million, or 5% from the previous year, driven by a $16.8 million decrease in maintenance revenues. During the first quarter of 2015, we recorded $18.1 million of maintenance revenue, primarily from two scheduled lease expirations with significant return compensation payments.

Adjusted EBITDA for the first quarter was $183.9 million, down $6.3 million, or 3% from the first quarter of 2015, due primarily to lower maintenance revenues of $16.8 million, partially offset by higher gains from aircraft sales of $6.6 million and higher lease rental and finance lease revenues of $4.3 million.

Adjusted net income for the quarter was $44.1 million, down $6.4 million year over year. The decrease was due primarily to lower total revenues of $10.6 million, partially offset by higher gains from aircraft sales of $6.6 million.

Aviation Assets

During the first quarter of 2016, we acquired three aircraft for approximately $100 million and have commitments to acquire 26 additional aircraft later this year for more than $750 million. These 29 aircraft have a weighted average age of seven years and most are expected to close by the end of the third quarter. Narrow-body aircraft comprise 26 of the total.

Also during the first quarter of 2016, we sold twelve aircraft and other flight equipment for more than $300 million and recorded a gain on sale of $12.8 million. The aircraft sold consisted of two A330s and ten A320s including four newer A320s sold into our joint venture with Ontario Teachers’ Pension Plan. The weighted average age of aircraft sold was approximately nine years.

As of March 31, 2016, Aircastle owned and managed 162 aircraft with a value of $6.4 billion. Of these, 153 aircraft having a net book value of $5.8 billion are owned. We also manage nine aircraft with a net book value of approximately $590 million dollars on behalf of our joint venture with Ontario Teachers’.

Owned Aircraft	As of March 31, 2016(1)	As of March 31, 2015(1)
Total Flight Equipment Held for Lease ($ mils.)	$5,771	$5,817
Unencumbered Flight Equipment Held for Lease ($ mils.)	$3,752	$3,497
Number of Aircraft	153	152
Number of Unencumbered Aircraft	111	99
Weighted Average Fleet Age (years)(2)	7.6	8.3
Weighted Average Remaining Lease Term (years)(3)	5.6	5.6
Weighted Average Fleet Utilization for the period ended(4)	99.6%	98.7%
Portfolio Yield for the year ended(5)	12.4%	12.6%
Net Cash Interest Margin(6)	8.8%	9.0%

(1)	Calculated using net book value of flight equipment held for lease and net investment in finance leases at period end.
(2)	Weighted average age by net book value.
(3)	Weighted average remaining lease term by net book value.
(4)	Aircraft on-lease days as a percent of total days in period weighted by net book value.
(5)	Lease rental revenue for the period as a percent of the average net book value of flight equipment held for lease for the period; quarterly information is annualized.
(6)	Net Cash Interest Margin = Lease rental yield minus interest on borrowings, net of settlements on interest rate derivatives, and other liabilities / average NBV of flight equipment for the period calculated on a quarterly basis, annualized.

Financing Activity

During the first quarter of 2016, we issued $500 million in unsecured Senior Notes due 2023 bearing a coupon of 5.00%, at par, and further increased the size of our unsecured revolving credit facility by $75 million, to $675 million. The term of our revolver was also extended one year to May 2020. We also closed a three-year $120 million term financing facility with a group of Japanese financial institutions led by Development Bank of Japan.

We submitted notice to prepay our Securitization No. 2 in May. Repaying this facility will free up approximately $500 million in collateral, further enhancing the Company’s financial position.

IBJ Leasing Joint Venture

Through our relationship with Marubeni Corporation, we established a new joint venture with the leasing arm of Industrial Bank of Japan. This new venture is targeted at new narrow-body aircraft leased to premier airlines providing Aircastle with better access to this market sector and to these customers.

Common Dividend and Share Repurchase Activity

On May 2, 2016, Aircastle’s Board of Directors declared a second quarter 2016 cash dividend on its common shares of $0.24 per share, payable on June 15, 2016 to shareholders of record on May 31, 2016. This is our 40th consecutive dividend.

During the first quarter, we repurchased over 1.6 million shares at an average cost of $18.83. Since 2011, we’ve repurchased $188.5 million of our shares, at an average cost of $13.21.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Wednesday, May 4, 2016 at 10:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (888) 395-3227 (from within the U.S. and Canada) or (719) 325-2329 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode “1241960”.

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for one month following the call. In addition to this earnings release an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 1:00 P.M. Eastern time on Friday, June 3, 2016 by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “1241960”.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of March 31, 2016, Aircastle owned and managed on behalf of its joint ventures 162 aircraft on lease with 53 customers located in 33 countries.

Safe Harbor

All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA and Adjusted Net Income and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle’s filings with the SEC and previously disclosed under “Risk Factors” in Item 1A of Aircastle’s 2015 Annual Report on Form 10-K. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$594,376	$155,904
Accounts receivable	7,388	8,566
Restricted cash and cash equivalents	76,692	98,137
Restricted liquidity facility collateral	65,000	65,000
Flight equipment held for lease, net of accumulated depreciation of $1,213,047 and $1,306,024, respectively	5,558,666	5,867,062
Net investment in finance and sales-type leases	212,336	201,211
Unconsolidated equity method investment	59,087	50,377
Other assets	129,287	123,707

Total assets	$6,702,832	$6,569,964

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings, net of debt issuance costs	$1,021,829	$1,146,238
Borrowings from unsecured financings, net of debt issuance costs	3,162,551	2,894,918
Accounts payable, accrued expenses and other liabilities	141,604	131,058
Lease rentals received in advance	54,756	67,327
Liquidity facility	65,000	65,000
Security deposits	112,719	115,642
Maintenance payments	373,489	370,281

Total liabilities	4,931,948	4,790,464

Commitments and Contingencies

SHAREHOLDERS’ EQUITY

Preference shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—

Common shares, $0.01 par value, 250,000,000 shares authorized, 78,810,706 shares issued and outstanding at March 31, 2016; and 80,232,260 shares issued and outstanding at December 31, 2015	788	802
Additional paid-in capital	1,519,017	1,550,337
Retained earnings	258,921	241,574
Accumulated other comprehensive loss	(7,842)	(13,213)

Total shareholders’ equity	1,770,884	1,779,500

Total liabilities and shareholders’ equity	$6,702,832	$6,569,964

Aircastle Limited and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues:
Lease rental revenue	$179,570	$177,146
Finance and sales-type lease revenue	3,498	1,607
Amortization of net lease discounts and lease incentives	(1,070)	(3,824)
Maintenance revenue	1,260	18,073

Total lease revenue	183,258	193,002
Other revenue	407	1,294

Total revenues	183,665	194,296

Operating expenses:
Depreciation	76,647	74,846
Interest, net	64,241	62,131
Selling, general and administrative (including non-cash share based payment expense of $1,643 and $1,170 for the three months ended March 31, 2016 and 2015, respectively)	15,492	13,932
Maintenance and other costs	1,403	2,943

Total expenses	157,783	153,852

Other income (expense):
Gain on sale of flight equipment	12,833	6,253
Other	(73)	(6)

Total other income	12,760	6,247

Income from continuing operations before income taxes and earnings of unconsolidated equity method investment	38,642	46,691
Income tax provision	3,939	4,863
Earnings of unconsolidated equity method investment, net of tax	1,559	1,441

Net income	$36,262	$43,269

Earnings per common share — Basic:
Net income per share	$0.46	$0.53

Earnings per common share — Diluted:
Net income per share	$0.46	$0.53

Dividends declared per share	$0.24	$0.22

Aircastle Limited and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$36,262	$43,269
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	76,647	74,846
Amortization of deferred financing costs	5,607	3,699
Amortization of net lease discounts and lease incentives	1,070	3,824
Deferred income taxes	(392)	2,110
Non-cash share based payment expense	1,643	1,170
Cash flow hedges reclassified into earnings	5,372	8,233
Security deposits and maintenance payments included in earnings	(1,648)	(4,481)
Gain on sale of flight equipment	(12,833)	(6,253)
Other	(1,558)	209
Changes in certain assets and liabilities:
Accounts receivable	992	948
Other assets	(1,137)	(7,176)
Accounts payable, accrued expenses and other liabilities	15,066	12,874
Lease rentals received in advance	(3,827)	(344)

Net cash provided by operating activities	121,264	132,928

Cash flows from investing activities:
Acquisition and improvement of flight equipment	(96,524)	(264,271)
Proceeds from sale of flight equipment	306,029	50,525
Restricted cash and cash equivalents related to investing activities	17,000	—
Aircraft purchase deposits and progress payments, net of returned deposits and aircraft sales deposits	(7,162)	(1,250)
Collections on finance and sales-type leases	3,663	2,274
Unconsolidated equity method investment and associated costs	(7,731)	—
Other	(176)	(372)

Net cash provided by (used in) investing activities	215,099	(213,094)

Cash flows from financing activities:
Repurchase of shares	(33,250)	(1,960)
Proceeds from secured and unsecured debt financings	500,000	500,000
Repayments of secured and unsecured debt financings	(352,928)	(253,681)
Deferred financing costs	(9,454)	(8,971)
Restricted cash and cash equivalents related to financing activities	4,445	11,923
Security deposits and maintenance payments received	33,147	33,365
Security deposits and maintenance payments returned	(20,936)	(22,314)
Dividends paid	(18,915)	(17,860)

Net cash provided by financing activities	102,109	240,502

Net increase in cash and cash equivalents	438,472	160,336
Cash and cash equivalents at beginning of period	155,904	169,656

Cash and cash equivalents at end of period	$594,376	$329,992

Aircastle Limited and Subsidiaries

Selected Financial Guidance Elements for the Second Quarter of 2016

($ in millions, except for percentages)

(Unaudited)

Guidance Item	Q2:16
Lease rental revenue	$177 - $181
Finance lease revenue	$3 - $4
Maintenance revenue	$6 - $8
Amortization of net lease discounts and lease incentives	($3) - ($4)
SG&A	$14 - $15
Depreciation	$76 - $78
Interest, net[1]	$63 - $65
Gain on sale	$0 - $2
Full year effective tax rate	10% - 11%

1.	Includes non-cash hedge loss amortization charges related to the payoff of Securitization No.1 of $2.2 million.

Aircastle Limited and Subsidiaries

Supplemental Financial Information

(Amount in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues	$183,665	$194,296

EBITDA	$182,159	$188,933

Adjusted EBITDA	$183,879	$190,214

Adjusted net income	$44,091	$50,457

Adjusted net income allocable to common shares	$43,772	$50,136
Per common share - Basic	$0.56	$0.62
Per common share - Diluted	$0.56	$0.62

Basic common shares outstanding	78,543	80,564
Diluted common shares outstanding	78,543	80,564

Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(Dollars in thousands)
Net income	$36,262	$43,269
Depreciation	76,647	74,846
Amortization of net lease discounts and lease incentives	1,070	3,824
Interest, net	64,241	62,131
Income tax provision	3,939	4,863

EBITDA	182,159	188,933
Adjustments:
Non-cash share based payment expense	1,643	1,170
Gain on mark-to-market of interest rate derivative contracts	77	111

Adjusted EBITDA	$183,879	$190,214

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-US GAAP measure is helpful in identifying trends in our performance.

This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the board of directors to review the consolidated financial performance of our business.

We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Net Income Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(Dollars in thousands)
Net income	$36,262	$43,269
Loan termination fee(1)	1,509	—
Gain on mark to market of interest rate derivative contracts(2)	77	111
Write-off of deferred financing fees(1)	1,972	—
Non-cash share based payment expense(3)	1,643	1,170
Term Financing No. 1 hedge loss amortization charges(1)	—	3,126
Securitization No. 1 hedge loss amortization charges (1)	2,628	2,781

Adjusted net income	$44,091	$50,457

(1)	Included in Interest, net.
(2)	Included in Other income (expense).
(3)	Included in Selling, general and administrative expenses.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Cash Return on Equity Calculation

(Dollars in thousands)

(Unaudited)

	CFFO	Finance Lease Collections	(Gain) Loss on Sale of Eqt.	Deprec.	Distributions in excess (less than) Equity Earnings	Cash Earnings	Average Shareholders’ Equity	12 Month Cash ROE
2011	$359,377		$39,092	$242,103		$156,366	$1,370,513	11.4%
2012	$427,277	$3,852	$5,747	$269,920		$166,956	$1,425,658	11.7%
2013	$424,037	$9,508	$37,220	$284,924		$185,841	$1,513,156	12.3%
2014	$458,786	$10,312	$23,146	$299,365	$667	$193,546	$1,661,228	11.7%
2015	$526,285	$9,559	$58,017	$318,783	($52)	$275,026	$1,759,871	15.6%
LTM	$514,621	$10,948	$64,597	$320,584	($1,235)	$268,347	$1,769,981	15.2%

Note: LTM Average Shareholders’ Equity is the average of the most recent five quarters period end Shareholders’ Equity. Management believes that the cash return on equity metric (Cash ROE) when viewed in conjunction with the Company’s results under US GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting impacts related to non-cash revenue and expense items and interest rate derivative accounting, while recognizing the depreciating nature of our assets.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Interest Margin Calculation

(Dollars in thousands)

(Unaudited)

	Average NBV of Flight Equipment	Quarterly Lease Rental Revenue	Cash Interest[1]	Annualized Net Cash Interest Margin
Q1:11	$4,041,967	$141,116	$41,278	9.9%
Q2:11	$4,143,446	$143,356	$43,217	9.7%
Q3:11	$4,222,512	$145,890	$42,066	9.8%
Q4:11	$4,374,921	$149,848	$43,041	9.8%
Q1:12	$4,388,008	$152,242	$44,969	9.8%
Q2:12	$4,516,973	$153,624	$48,798	9.3%
Q3:12	$4,602,185	$159,546	$41,373	10.3%
Q4:12	$4,605,783	$158,090	$43,461	10.0%
Q1:13	$4,619,204	$156,590	$48,591	9.4%
Q2:13	$4,711,790	$157,918	$47,869	9.3%
Q3:13	$4,717,877	$161,148	$47,682	9.6%
Q4:13	$4,972,040	$169,274	$49,080	9.7%
Q1:14	$5,168,851	$174,335	$51,685	9.5%
Q2:14	$5,582,359	$183,231	$48,172	9.7%
Q3:14	$5,412,299	$178,886	$44,820	9.9%
Q4:14	$5,373,733	$178,202	$44,459	10.0%
Q1:15	$5,637,513	$177,146	$50,235	9.0%
Q2:15	$5,850,516	$184,839	$51,413	9.1%
Q3:15	$5,926,459	$188,037	$51,428	9.2%
Q4:15	$5,835,547	$183,394	$51,250	9.1%
Q1:16	$5,781,858	$179,570	$51,815	8.8%

1.	Excludes loan termination payments of $3.2 million and $3.0 million in the second quarter of 2011 and 2013 respectively and $1.5 million in the first quarter of 2016.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended March 31, 2016
Weighted-average shares:	Shares	Percent(2)
Common shares outstanding – Basic	78,543	99.28%
Unvested restricted common shares	572	0.72%

Total weighted-average shares outstanding	79,116	100.00%

Net income allocation
Net income	$36,262	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(262)	(0.72%)

Earnings available to common shares	$36,000	99.28%

Adjusted net income allocation
Adjusted net income	$44,091	100.00%
Amounts allocated to unvested restricted shares	(319)	(0.72%)

Amounts allocated to common shares	$43,772	99.28%

(1)	For the three months ended March 31, 2016 the company had no dilutive shares.
(2)	Percentages rounded to two decimal places.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended March 31, 2015
Weighted-average shares:	Shares	Percent(2)
Common shares outstanding – Basic	80,564	99.36%
Unvested restricted common shares	515	0.64%

Total weighted-average shares outstanding	81,080	100.00%

Net income allocation
Net income	$43,269	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(275)	(0.64%)

Earnings available to common shares	$42,994	99.36%

Adjusted net income allocation
Adjusted net income	$50,457	100.00%
Amounts allocated to unvested restricted shares	(321)	(0.64%)

Amounts allocated to common shares	$50,136	99.36%

(1)	For the three months ended March 31, 2015 the company had no dilutive shares.
(2)	Percentages rounded to two decimal places.